EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-3 Nos. 333-179430 and 333-199885 and Form S-8 Nos. 333-165227, 333-165228, 333-165229, 333-165230, 333-165231, 333-184396, 333-189339, 333-189340, 333-197874, 333-197875, 333-206227, 333-206228, 333-213001, and 333-213002) of Ironwood Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated February 22, 2017, with respect to the consolidated financial statements of Ironwood Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Ironwood Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 22, 2017